Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Administrative Committee
Grey Wolf Drilling Company L.P. 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Grey Wolf, Inc. (filed under Securities and Exchange Commission File No. 333-65049) of our report dated June 25, 2004, relating to the statements of net assets available for plan benefits of Grey Wolf Drilling Company L.P. 401(k) Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for the years then ended, and supplemental schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2003, which report appears in the December 31, 2003 Annual Report of Form 11-K of Grey Wolf Drilling Company L.P. 401(k) Plan.

Houston, Texas
June 25, 2004

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